ENGAGEMENT AGREEMENT

THIS AGREEMENT IS MADE the 8th day of August 2007,

BETWEEN:

Angstrom Microsystems, Inc.
A corporation incorporated under the laws
Of the State of **Delaware**
(Hereinafter called the "Company")

OF THE FIRST PART

- And -

Harbour Capital Management Group (1999) Inc.
A corporation incorporated under the laws
Of the Province of Ontario
(Hereinafter called "HCMG")

OF THE SECOND PART

- And –

Harbour Capital Ventures West LLC
A corporation incorporated under the laws
Of the State of California
(Hereinafter also called "HCMG")

OF THE THIRD PART

AND WHEREAS the Company is seeking to raise capital for the purposes of, (i) further development and marketing of its technology (as outlined in Schedule "A" of this agreement), (ii) to further it's business as outlined in the Company's business plan and it's Use Of Funds Term Sheet (as outlined in Schedule "B" of this agreement); and (iii) to evaluate its options on going public via a Reverse-Take-Over (RTO) on the NASD OTCBB and/or Initial Public Offering (IPO) and/or possible merger of another publicly traded company;

AND WHEREAS HCMG has agreed to assist the Company on a "best efforts" basis in raising the Financing required by introducing the Company to various funding / investor sources and to assist the Company in other related matters to secure the required funding and to assist the Company in searching for a suitable public company in which to conduct a possible merger and/or RTO [reverse-take-over];

AND WHEREAS HCMG will have a six (6) month services agreement (extendable upon mutual consent of both parties) to assist in the Company's fund raising efforts and other related matters, as detailed herein.

AND WHEREAS in consideration of HCMG assisting the Company in obtaining the Financing and in the assistance and/or consultation of the other matters (as required by the Company and as mentioned above and herein), the parties have agreed to enter into this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants, agreements, warranties and payments herein set out and provided for and for other good and valuable consideration (the receipt and sufficiency whereof is hereby acknowledged), the parties hereto respectively covenant and agree as follows:

1.0 INTERPRETATION

1.1 Defined Terms

Where used herein or in any amendments hereto, the following terms shall have the following meanings respectively:

(a) **"Business Day"** means a day other than a Saturday, Sunday, statutory holiday or day that is declared by any governmental authority to be a civic holiday in the jurisdiction in which the contemplated event is to take place;

(b) **"Parties"** means collectively the Company and HCMG, and **"Party"** means either of them;

(c) **"Gross Proceeds of the Financing,"** means the face amount of any consumed Financing by introduced parties to the Company, prior to deduction of any charges against the said financing;

(d) **"Financing,"** means any equity and/or debt financing received by the Company (by introduced parties of HCMG) substantially in accordance with the reasonable requirements of the Company;

(e) **"Common Shares"** means shares that will be freely tradable and unencumbered if and when the Company becomes a "publicly traded" corporation subject to regulatory and statutory restrictions.

(f) **"Commitment Letter"** means an offer of financing made in writing by a third party in favor of the Company setting out the terms and conditions upon which equity and/or debt financing will be provided to the Company, and setting out the amount of such financing;

(g) **"Secures Financing"** means HCMG obtaining an unconditional Commitment Letter to provide equity and/or debt Financing to the Company, that meets the reasonable requirements of the Company, as same have been made known to HCMG by the Company; and

(h) **"The Company"** means and may also include its officers, directors and current shareholders.

1.2 Currency

Unless otherwise specifically indicated, all references to currency herein shall be to lawful money of the United States of America.

1.3 Numbers and Gender

As used in this Agreement, the masculine gender includes the feminine gender, and *vice versa*, where the context so requires, and the terms "herein", "hereby", "hereunder", "hereof", "this Agreement", and similar words refer to this Agreement as a whole and not to any particular section or other portion hereof unless the context otherwise requires.

1.4 Proper Law

This Agreement and all documents ancillary hereto shall be governed by and interpreted in accordance with the laws of the State of Massachusetts and the laws of The United States of America applicable therein.

1.5 Headings

The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation hereof.

2.0 SERVICES PROVIDED BY HCMG

2.1 Scope Of Services

The professional services to be provided to the Company by HCMG will include:

(a) Reviewing and assessing the financial and operating information of the Company;

(b) Providing the information (about the Company) as requirements for delivery to potential investors of the Company;

(c) Liaising with potential investors and assisting with the negotiation of any terms of Financing;

(d) Using its best efforts to obtain a Commitment Letter or similar binding agreement from potential investors;

(e) Reviewing and guiding the Company (on a "best efforts" basis) on all business related matters;

(f) Assisting on a "best efforts" basis to arrange P.O. financing for contracts received by the Company;

(g) Assisting and advising the Company in its effort to go public (at the Company's expense);

(h) Assisting the Company (at the Company's expense) in the development of its business plan, including positioning of the firm, along with strategic vision and various contacts, as necessary; and

(i) Being part of the Company's Advisory Committee;

(j) Work with the Company to create a 'Work-out' plan (further described in a separate 'Work-out' agreement) and negotiate with Company creditors with the goal enabling a smooth 'work-out' of the debt situation;

(k) Working with other potential investment parties referred by the Company and who maybe interested in investing in Angstrom and/or its subsidiaries;

2.2 Company Requirements

The Company agrees to make its requirements for the Financing known to HCMG in writing. In addition the Company will provide the following:

(a) A current business plan that will be in a format satisfactory to the investors / funders that HCMG intends to introduce to the Company or work with HCMG in developing one which will be acceptable (at the Company's expense);

(b) Audited Financial Statements upon which may be necessary in the financing process and/or the public process;

(c) A valuation of the Company (on an "as needed" basis);

(d) Make available one senior officer for presentations and meetings with potential investors and/or funders (on an "as needed" basis);

(e) Grant a six (6) month services engagement (renewable upon mutual consent of both parties) to HCMG (from the date of first receipt of the Company's first tranche of financing) for the raising of the required capital; and

(f) Responsible for all out of pocket expenses incurred on behalf of the Company. Such expenses will be subjected to prior approval of the Company.

3.0 COMPENSATION

3.1 Details Of Compensation

The compensation payable to HCMG by the Company for raising the Financing shall be as follows:

(a) A "net" cash commission equal to eight and one half percent (8.5%) for every dollar of the Financing proceeds received by the Company;

(b) An option to acquire a number of common shares in the capital of the Company based on a formula of one (1) option and/or warrant of the Company for one (1) common share of the Company at an exercise price of $0.25 for each one (1) dollar of the Financing raised, up to a maximum of two (2) million options and/or warrants with an expiry date of five (5) years from the time (the Company begins trading publicly) of first day of trading on a public exchange. HCMG agrees and understands that if any third party investment group and/or individual has concerns about the amount of options and/or warrants granted to HCMG and/or its assignees, then HCMG will undertake to allow the Company to cancel thirty percent (30%) of these options and/or warrants granted under this agreement as per this section of the agreement. The Company will provide consideration of a pre-agreed amount of cash for the cancellation of these options and/or warrants;

(c) In addition, the Company shall agree to retain HCMG to provide consulting services to the Company for a minimum term of twelve (12) months from the date of first receipt of the Company's first tranche of financing (renewable thereafter by mutual agreement of the parties) at a rate of Twelve Thousand

Dollars [$12,000.00] per month. The consulting service description, its terms, conditions and compensation will be agreed upon separately; and

(d) Upon HCMG having successfully raised the Financing in an aggregate amount exceeding $3,000,000.00 (Three Million Dollars), HCMG will be issued such number of common shares (which will be freely tradedable, unencumbered and/or not restricted in any manner) in the capital of the Company as shall be required to grant HCMG ownership in the Company equal to eight and one half percent (8.5%) of the total issued and outstanding capital of the Company, post public and/or post financed, provided that it is understood that such percentage shall be subject to dilution as and when additional Financing is raised and additional shares in the capital of the Company are issued at which time HCMG will have full "piggy-back" rights to all new shares issued and its conditions thereof. If shares issued are restricted at the time of issuance, the Company will agree and make its best efforts to register these shares to be freely-tradable immediately upon issuance to HCMG under the rules and regulations of the jurisdiction that the Company will be trading in, if the issuance of such shares is restricted;

(e) When HCMG intends to sell its shares [as noted above], it shall provide a first right of refusal of those shares it wishes to sell to the Company and/or its management at the market price. If the Company and/or management elect not to exercise such rights to acquire those shares offered for sale, HCMG will have the right to sell into an orderly market available to it to dispose of such shares.

3.2 Compensation Earned and Payable

The Fee shall be fully earned upon HCMG obtaining a Commitment Letter or Letters for the Financing on terms and conditions that are satisfactory to the Company, acting reasonably. The Fee as set out in Section 3.1 shall be payable, in full, from the advance of the funding further to the Commitment Letter or Letters, and all options, warrants and/or shares shall be delivered to HCMG forthwith. Should the Company not take funding further to the Commitment Letter or Letters for any reason other than default of the third party providing the Commitment Letter, the Fee, as outlined in Section 3.1, shall be payable immediately by the Company.

4.0 INFORMATION AND DUE DILIGENCE

4.1 Access To Information

The Company agrees that during the term of this Agreement, the Company will provide HCMG with all material information, and subsequent changes thereto, relating to the Company. A representative of HCMG will be kept fully informed of all meetings, discussions, decisions and negotiations concerning any potential transaction related to the Financing until the closing of such transaction.

4.2 Due Diligences

While HCMG may undertake due diligence and may from time to time use its reasonable best efforts to verify any information provided to it by the Company, the Company recognizes, agrees and confirms that HCMG will:

(i) Rely on information provided by the Company;

(ii) Not assume responsibility for the accuracy or completeness thereof;

(iii) Not necessarily independently verify the accuracy or completeness of such information; and

(iv) Make appropriate disclaimers consistent with the foregoing in dealing with third parties.

5.0 NOTICE

5.1 Addresses

Any notice required or permitted to be given to a Party hereto to the other shall be in writing and addressed:

To the Company:

Angstrom Microsystems Inc
27 Drydock Avenue #801
Boston, MA 02210
Attention: Mr. Lalit Jain, Chief Executive Officer
Telephone: (617) 695-0137 x 11
Facsimile: (617) 695-0984

To HCMG:

Harbour Capital Management Group (1999) Inc
and/or
Harbour Capital Ventures West LLC
WATERPARK PLACE
20 Bay Street, Suite 1205
Toronto, Ontario
Canada M5J 2N8
Attention: Mr. Richard Hue, Managing Director
Telephone: (416) 363-5600, Ext: 2
Facsimile: (416) 363-7833

5.2 Manner Of Notice

Any notice, direction, request or instrument required or permitted to be given hereunder by either of the Parties to the other, shall be in writing and shall be deemed to have been sufficiently given and delivered, notwithstanding any law to the contrary, if signed by or on behalf of the Party giving the same and may be given by hand delivery or by prepaid registered mail or by facsimile, addressed as set forth above.

5.3 Deemed Receipt Of Notice

Any notice, direction, request or instrument shall be deemed to have been given or made and received in the case of hand delivery or facsimile at the time of delivery or the time the facsimile is sent, as the case may be. Any notice, direction, request or instrument mailed as aforesaid shall be deemed to have been received on the third Business Day after mailing, provided that in the event of disruption in postal services, any notice which is mailed shall not be deemed to have been given until it is actually received. Any Party may change its address for receiving notices or its facsimile number by giving notice to the other parties in the manner provided herein.

6.0 TERMS AND TERMINATION

6.1 Term

This initial term of this Agreement shall be six (6) months, (from the date this document has been executed by both parties) for the purposes of securing Financing. It is agreed and understood by HCMG that if within the first two (2) months of this agreement and/or anytime prior to the six month exclusive period that if HCMG finds that it cannot fulfill its obligations within the confines of this agreement and its commitment to attempt to assist the Company in its fund raising effort, that HCMG will notify the Company forthwith and allow the Company to decide whether it wishes to continue with this agreement or simply request an early termination date, at which time HCMG will have no objections. In connection with the Financing efforts to be undertaken by HCMG, this agreement may be extended for successive six (6) month terms beyond the initial term by the Company in writing. This agreement can be cancelled in writing by either the Company or HCMG by a thirty (30) days notice with due cause.

6.2 Non-Consummation

As stipulated in paragraph 3.2 above, the Fee shall be deemed earned upon HCMG obtaining a Commitment Letter for the Financing acceptable to the Company. For certainty, if the Company accepts a Commitment Letter but subsequently fails to proceed to finance under the Commitment Letter, or if the Company refuses to accept a Commitment Letter that is drawn in accordance with the stated requirements of the Company, HCMG shall remain entitled to 100% of the Fee (as outlined in Section 3 of this agreement) whether or not the anticipated transaction is ever consummated. HCMG's entitlement to the Fee, however, shall not extend to

Commitment Letters that are not funded due to the imposition of any conditions therein by the third party which the Company is not able to satisfy, using its best efforts or best judgment.

6.3 Over-Holding Outstanding Compensation

In the event this Agreement is terminated, the full Fee shall be payable to HCMG where a financing transaction is concluded by the Company with any introduced investors (by HCMG) within a two (2) year period following the termination of this Agreement.

6.4 Survival

The provisions of sections 3.1, 3.2, and 6.2 shall survive termination of This Agreement.

7.0 ARBITRATION

7.1 Arbitration

The Parties may elect, as an option (other than pursuing litigation within the District Court of Los Angeles in the case of a dispute), at any time while this Agreement or any of its provisions are in force, should any dispute, difference of opinion or question arise among the Parties touching on this Agreement or any part thereof, which cannot be resolved by the provisions hereof or by the Agreement of the Parties, then such dispute, difference of opinion or question shall be arrived at and settled by arbitration as herein provided. The Parties shall appoint a single arbitrator within thirty (30) days after receipt of notice from the Party or Parties seeking such arbitration, failing which such arbitrator shall be appointed by a Judge of the District Court of Los Angeles upon the application of any Party and the said Judge of the District Court of Los Angeles shall be entitled to act as such arbitrator if he or she so desires. Said arbitration proceeding shall be governed by the *Arbitrations Act*, as amended, or any applicable successor legislation, except as to arbitrator's fees which shall be mutually agreed upon by the Parties or failing such agreement, shall fixed by the said Judge of the District Court of Los Angeles. The decision arrived at by the appointed arbitrator, however constituted, shall be binding and conclusive on all Parties in interest and no appeal shall lie therefrom.

8.0 GENERAL

8.1 Time of the Essence

Time shall be of the essence in this Agreement and any part thereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

8.2 Further Assurances

The Parties hereto and each of them covenant and agree that each of them shall and will, upon reasonable request of the other, make, do, execute or cause to be made, done or executed all such further and other lawful acts, deeds and assurances whatsoever for the better or more perfect and absolute performance of the terms, covenants and conditions of this Agreement.

8.3 Entire Agreement

This Agreement constitutes the entire Agreement among the Parties and the subject matter hereof and supersedes all negotiations, prior discussions, agreements, arrangements and understandings, whether oral or written, relating to the subject matter hereof. Any modifications to this Agreement shall be in writing, executed by the Parties.

8.4 Indemnification

The Company agrees to indemnify HCMG and each of its directors, officers, employees and agents from any liability, claim or expense, including reasonable attorney's fees, arising out of or in connection with this Agreement or the services of HCMG to be performed hereunder, including, without limitation, any liability, claim or expense arising out of or in connection with the information furnished by the Company pursuant to Section 4 of this Agreement, except to the extent attributable to the gross negligence or willful misconduct of HCMG and or its representatives and or agents.

8.5 **Non- Circumvention**

The Company (including its officers, directors and investors) acknowledges that HCMG will make valuable knowledge and contacts known to it and covenants with HCMG that it will not circumvent, nor attempt to circumvent, HCMG for a period of two (2) years from the date of this Agreement and/or from the date of termination of this agreement (whichever will be the later) and thus will not enter, nor attempt to enter, into contractual relations, either directly, or indirectly, with any person or entity introduced to it by HCMG without having first obtained consent to do so in writing. This will also include contacts that have already been introduced to the Company by HCMG going back 30 days from the date of this agreement. This consent will be given subject only to reasonable and fair compensation to HCMG for the value of the contacts and information to the Company. This covenant will apply to the Company's agents, advisors, employees, successors & assigns.

8.5 **Execution In Counterparts**

This Agreement may be executed in any number of counterparts and by the different Parties hereto in separate documents, each of which, when so executed, shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

8.6 **Successors and Assigns**

This Agreement shall become effective when it shall have been executed by each of the parties hereto and thereafter shall enure to the benefit of and shall be binding upon the Parties hereto and their respective heirs, executors, administrators, successors and assigns.

8.7 **No Assignment**

This Agreement and the benefits hereunder shall not and cannot be assigned by HCMG to any third party.

IN WITNESS WHEREOF each of the parties hereto has executed this Agreement on the date first above written.

Angstrom Microsystems Inc.

Per: ______________________________

Name: Mr. Lalit Jain
Title: Chief Executive Officer
I have authority to bind the Corporation

Harbour Capital Management Group (1999) Inc.
and
Harbour Capital Ventures West LLC

Per: ______________________________

Name: Richard Hue
Title: Managing Director
I have authority to bind both Corporations'